EXHIBIT 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: May 6, 2010

SkyWest, Inc. Announces Additional Stock Repurchase Program

St. George, Utah—SkyWest, Inc. (NASDAQ:SKYW) today announced that it has been authorized by its Board of Directors to repurchase up to an additional 5 million shares of SkyWest, Inc. outstanding common stock.  This is in addition to the remaining 2.69 million shares previously authorized under the Company’s stock repurchase program, for a total of 7.69 million shares authorized. The Company is authorized to repurchase in the open market or in privately negotiated transactions as deemed appropriate by management.  Depending on market conditions and other factors, these purchases may be commenced or suspended from time to time without prior notice.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also has a marketing agreement with AirTran.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta.  ASA began service as a United Express carrier on February 11, 2010 under a contractual agreement with United.  System-wide, SkyWest serves a total of approximately 226 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,600 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of SkyWest’s major partners regarding any impact on the contracts that SkyWest operates under in their behalf; the resolution of current litigation with one of its major airline partners; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors.”